                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 1)(1)

                            Reunion Industries, Inc.
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                   761312 10 7
                                   -----------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 18, 2006
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box /X/.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 26 Pages)

--------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 2 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WEBFINANCIAL CORPORATION
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  779,420
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              779,420
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    779,420
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 3 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  779,420
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              779,420
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    779,420
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 4 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STEEL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  779,420
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              779,420
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    779,420
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 5 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  779,420
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              779,420
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    779,420
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 6 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JACK L. HOWARD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  58,900
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              58,900
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    58,900
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 7 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    J.L. HOWARD, INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  14,300
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              14,300
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    14,300
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 8 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LC CAPITAL MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 9 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LC CAPITAL PARTNERS, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN, HC
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 10 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LC CAPITAL SPV, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO, HC
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 11 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LC CAPITAL OFFSHORE FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO, HC
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 12 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LC CAPITAL ADVISORS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO, HC
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 13 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LAMPE, CONWAY & CO., LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 14 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LC CAPITAL INTERNATIONAL LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO, IA
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 15 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STEVEN G. LAMPE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  55,000
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              55,000
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,974,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 16 of 26 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RICHARD F. CONWAY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,919,055
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,919,055
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,919,055
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 17 of 26 Pages
------------------------                                  ----------------------

     The following  constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned with the Securities and Exchange Commission on October 26, 2006 (the
"Initial Schedule 13D"). This Amendment No. 1 amends the Initial Schedule 13D as specifically set forth.

   Items 2 and 4 are hereby amended to add the following:

          The Steel Parties and the LC Parties previously agreed in principle to act as a group  with  respect  to their  investments  in the  Issuer.  Effective
December  18,  2006,  the Steel  Parties  and the LC  Parties  terminated  their arrangement to act as a group and entered into certain  agreements  with respect to the purchase and sale of certain indebtedness of the Issuer. Accordingly, the
Section  13(d) group  comprised of the Steel Parties and the LC Parties has been disbanded.  As a  result,  the Steel  Parties  may no longer be deemed to be the beneficial  owners of more than 5% of the  Shares of the  Issuer  and  therefore shall  cease to be  Reporting  Persons  immediately  after  the  filing  of this
Statement.  The LC Parties will continue filing  statements on Schedule 13D with respect to their beneficial  ownership of securities of the Issuer to the extent required by applicable law.

   Item 5(a) is hereby amended and restated to read as follows:

          (a) The aggregate  percentage of Shares  reported owned by each person named herein is based upon  17,435,969  Shares  outstanding,  which is the total number of Shares  outstanding  as reported in the Issuer's  Quarterly  Report on
Form 10-Q for the quarter ended September 30, 2006, as filed with the Securities and Exchange  Commission on November 14, 2006. The Shares issuable upon exercise of the warrants  owned by LC Master Fund are also deemed to be  outstanding  for the purpose of computing its percentage ownership of the Shares.

          As of the  close  of  business  on  December  18,  2006,  WebFinancial beneficially owned 779,420 Shares, constituting approximately 4.5% of the Shares outstanding.  By virtue of their  relationships  with WebFinancial  discussed in
Item 2 of the Initial  Schedule 13D, each of Steel Partners II, Partners LLC and
Warren  Lichtenstein  may be deemed to beneficially own the 779,420 Shares owned by WebFinancial.

          As of the  close  of  business  on  December  18,  2006,  Jack  Howard beneficially  owned  58,900  Shares,  constituting  less  than 1% of the  Shares outstanding.  The 58,900  Shares  beneficially  owned by Mr.  Howard  consist of
44,600  Shares owned by Mr. Howard and 14,300  Shares owned by J.L.  Howard.  By virtue of his  relationship  with J.L. Howard discussed in Item 2 of the Initial
Schedule  13D, Mr.  Howard may be deemed to  beneficially  own the 14,300 Shares owned by J.L. Howard.

          As of the close of  business  on  December  18,  2006,  LC Master Fund beneficially  owned 1,919,055 Shares,  constituting  approximately  10.0% of the
Shares  outstanding.  The 1,919,055 Shares  beneficially owned by LC Master Fund consist of 93,000  Shares held  directly by LC Master Fund and an  aggregate  of
1,826,055 Shares issuable upon exercise of currently  exercisable  warrants that were issued to LC Master Fund either in connection with loan  arrangements  with the Issuer as discussed in further detail in Item 6 of the Initial  Schedule 13D or in  accordance  with the  anti-dilution  provisions  of  warrants  issued  in

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 18 of 26 Pages
------------------------                                  ----------------------

connection  with  the  aforementioned  loan  arrangements.  By  virtue  of their relationships  with LC Master Fund  discussed in Item 2 of the Initial  Schedule
13D,  each of LC  Partners,  LC SPV, LC Offshore  Fund,  LC Advisors,  LC&C,  LC
International,  Steven  G.  Lampe  and  Richard  F.  Conway  may  be  deemed  to beneficially  own the  1,919,055  Shares  owned by LC  Master  Fund.  Mr.  Lampe directly owns 55,000 Shares which,  together with the 1,919,055  Shares owned by
LC Master Fund, constitutes approximately 10.2% of the Shares outstanding.  Each of the other LC Parties  specifically  disclaims  beneficial  ownership  of such
Shares directly held by Mr. Lampe.

          The  filing  of  this  Statement  by the  Reporting  Persons,  and the inclusion  of  information  herein  and  therein,  shall  not be  considered  an admission  that any of such  persons,  for the  purpose of Section  13(d) of the
Exchange Act, or  otherwise,  are the  beneficial  owners of any Shares in which such persons do not have a pecuniary  interest.  Furthermore,  the Steel Parties specifically disclaim beneficial ownership of the Shares owned by the LC Parties and the LC Parties  specifically  disclaim  beneficial  ownership  of the Shares owned by the Steel Parties.

   Item 5(e) is hereby amended and restated to read as follows:

          (e) Effective  December 18, 2006,  the Steel Parties  ceased to be the beneficial owners of more than 5% of the Shares of the Issuer.

   Item 6 is hereby amended to add the following:

          Effective   December  18,  2006,   WebFinancial  and  LC  Master  Fund
terminated  their  arrangement to act jointly to purchase debt securities of the
Issuer in the open market.

          On December 18, 2006, the Reporting  Persons entered into an agreement pursuant to which the Reporting  Persons  terminated their obligations under the
Joint Filing Agreement to jointly file amendments to the Initial Schedule 13D. A copy of the agreement is attached as an exhibit hereto and  incorporated  herein by reference.

          On December 18, 2006,  Steel Partners II,  WebFinancial  and LC Master
Fund entered into a letter  agreement  pursuant to which  WebFinancial and Steel
Partners II agreed to purchase  from LC Master Fund all of the  indebtedness  of the Issuer owned by LC Master Fund.

          Other than as described herein, there are no contracts,  arrangements, understandings  or  relationships  among the Reporting  Persons,  or between the
Reporting  Persons and any other person,  with respect to the  securities of the
Issuer.

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 19 of 26 Pages
------------------------                                  ----------------------

   Item 7 is hereby amended to add the following exhibit:

             3.   Termination   of  Joint   Filing   Agreement   by  and   among
                  WebFinancial  Corporation,  Steel  Partners  II,  L.P.,  Steel
                  Partners,  L.L.C.,  Warren G. Lichtenstein,  Jack Howard, J.L.
                  Howard,  Inc.,  LC  Capital  Master  Fund,  Ltd.,  LC  Capital
                  Partners,  LP, LC Capital SPV, Ltd., LC Capital Offshore Fund,
                  Ltd., LC Capital  Advisors LLC,  Lampe,  Conway & Co., LLC, LC
                  Capital  International  LLC,  Steven G.  Lampe and  Richard F.
                  Conway, dated December 18, 2006.

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 20 of 26 Pages
------------------------                                  ----------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: December 19, 2006     WEBFINANCIAL CORPORATION

                             By: /s/ James Henderson
                                 -----------------------------------------------
                             Name: James Henderson
                             Title: Chief Executive Officer

                             STEEL PARTNERS II, L.P.

                             By: Steel Partners, L.L.C.
                                 its General Partner

                             By: /s/ Lauren Isenman
                                 -----------------------------------------------
                                 Lauren Isenman
                                 as Attorney-In-Fact for Warren G. Lichtenstein,
                                 Managing Member

                             STEEL PARTNERS, L.L.C.

                             By: /s/ Lauren Isenman
                                 -----------------------------------------------
                                 Lauren Isenman
                                 as Attorney-In-Fact for Warren G. Lichtenstein,
                                 Managing Member

                             /s/ Lauren Isenman
                             ---------------------------------------------------
                             LAUREN ISENMAN
                             As Attorney-In-Fact for Warren G. Lichtenstein

                             J.L. HOWARD, INC.

                             By: /s/ Jack L. Howard
                                 -----------------------------------------------
                                 Jack L. Howard
                                 President and Chief Financial Officer

                             /s/ Jack L. Howard
                             ---------------------------------------------------
                             JACK L. HOWARD

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 21 of 26 Pages
------------------------                                  ----------------------

                             LC CAPITAL MASTER FUND, LTD.

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Director

                             LC CAPITAL PARTNERS, LP

                             By: LC Capital Advisors LLC
                                 its General Partner

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

                             LC CAPITAL SPV, LTD.

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Director

                             LC CAPITAL OFFSHORE FUND, LTD.

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Director

                             LC CAPITAL ADVISORS LLC

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

                             LAMPE, CONWAY & CO., LLC

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 22 of 26 Pages
------------------------                                  ----------------------

                             LC CAPITAL INTERNATIONAL LLC

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

                             /s/ Richard F. Conway
                             ---------------------------------------------------
                             RICHARD F. CONWAY

                             /s/ Steven G. Lampe
                             ---------------------------------------------------
                             STEVEN G. LAMPE

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 23 of 26 Pages
------------------------                                  ----------------------

                                  EXHIBIT INDEX

    Exhibit                                                               Page
    -------                                                               ----

1.   Joint Filing Agreement by and among WebFinancial                      --
     Corporation, Steel Partners II, L.P., Steel Partners,
     L.L.C., Warren G. Lichtenstein, Jack L. Howard, J.L. Howard,
     Inc., LC Capital Master Fund, Ltd., LC Capital Partners, LP,
     LC Capital SPV, Ltd., LC Capital Offshore Fund, Ltd., LC
     Capital Advisors LLC, Lampe, Conway & Co., LLC, LC Capital
     International LLC, Steven G. Lampe and Richard F. Conway,
     dated October 26, 2006 (previously filed).

2.   Powers of Attorney (previously filed).                                --

3.   Termination of Joint Filing Agreement by and among                 24 to 26
     WebFinancial Corporation, Steel Partners II, L.P., Steel
     Partners, L.L.C., Warren G. Lichtenstein, Jack Howard, J.L.
     Howard, Inc., LC Capital Master Fund, Ltd., LC Capital
     Partners, LP, LC Capital SPV, Ltd., LC Capital Offshore
     Fund, Ltd., LC Capital Advisors LLC, Lampe, Conway & Co.,
     LLC, LC Capital International LLC, Steven G. Lampe and
     Richard F. Conway, dated December 18, 2006.

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 24 of 26 Pages
------------------------                                  ----------------------

                      TERMINATION OF JOINT FILING AGREEMENT

         Reference is made to that certain  Joint Filing  Agreement by and among the undersigned dated October 26, 2006 pursuant to which the undersigned  agreed to,  among  other  things,  the  joint  filing  on  behalf  of each of them of a
Statement on Schedule 13D dated October 26, 2006 (the "Schedule 13D") (including amendments thereto) with respect to the Common Stock of Reunion Industries, Inc.
(the "Issuer").  The undersigned agree to terminate their obligations to jointly file  amendments  to the  Schedule  13D with  respect to the Common Stock of the
Issuer  effective  immediately  after the joint filing of Amendment No. 1 to the
Schedule 13D to be filed on the date hereof  reporting  the  disbandment  of the
Section 13(d) group  previously  formed by the undersigned with respect to their investment in the Issuer.  The termination of the  undersigned's  obligations to continue to jointly  file  amendments  to the  Schedule  13D will not,  however, affect any party's indemnification obligations under the Joint Filing Agreement.

Dated: December 18, 2006     WEBFINANCIAL CORPORATION

                             By: /s/ James Henderson
                                 -----------------------------------------------
                             Name: James Henderson
                             Title: Chief Executive Officer

                             STEEL PARTNERS II, L.P.

                             By: Steel Partners, L.L.C.
                                 its General Partner

                             By: /s/ Lauren Isenman
                                 -----------------------------------------------
                                 Lauren Isenman
                                 as Attorney-In-Fact for Warren G. Lichtenstein,
                                 Managing Member

                             STEEL PARTNERS, L.L.C.

                             By: /s/ Lauren Isenman
                                 -----------------------------------------------
                                 Lauren Isenman
                                 as Attorney-In-Fact for Warren G. Lichtenstein,
                                 Managing Member

                             /s/ Lauren Isenman
                             ---------------------------------------------------
                             LAUREN ISENMAN
                             As Attorney-In-Fact for Warren G. Lichtenstein

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 25 of 26 Pages
------------------------                                  ----------------------

                             J.L. HOWARD, INC.

                             By: /s/ Jack L. Howard
                                 -----------------------------------------------
                                 Jack L. Howard
                                 President and Chief Financial Officer

                             /s/ Jack L. Howard
                             ---------------------------------------------------
                             JACK L. HOWARD

                             LC CAPITAL MASTER FUND, LTD.

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Director

                             LC CAPITAL PARTNERS, LP

                             By: LC Capital Advisors LLC
                                 its General Partner

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

                             LC CAPITAL SPV, LTD.

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Director

                             LC CAPITAL OFFSHORE FUND, LTD.

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Director

                             LC CAPITAL ADVISORS LLC

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

------------------------                                  ----------------------
CUSIP No. 761312 10 7                  13D                   Page 26 of 26 Pages
------------------------                                  ----------------------

                             LAMPE, CONWAY & CO., LLC

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

                             LC CAPITAL INTERNATIONAL LLC

                             By: /s/ Richard F. Conway
                                 -----------------------------------------------
                                 Richard F. Conway
                                 Managing Member

                             /s/ Richard F. Conway
                             ---------------------------------------------------
                             RICHARD F. CONWAY

                             /s/ Steven G. Lampe
                             ---------------------------------------------------
                             STEVEN G. LAMPE